Filed pursuant to Rule No. 424(b)(3)
File Number 333-123978

Prospectus Supplement No. 5
(to Prospectus dated April 28, 2005)

47,023,746 SHARES

Loudeye Corp.

COMMON STOCK

     This Prospectus Supplement No. 5 supplements information contained our prospectus dated April 28, 2005, as amended and supplemented from time to time. The prospectus relates to the resale of up to 47,023,746 shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors).

     You should read this Prospectus Supplement No. 5 in conjunction with the prospectus as amended and supplemented from time to time. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 1, 2005.

RECENT DEVELOPMENTS

     Larry Madden, Loudeye’s President of Digital Media Solutions, resigned on June 28, 2005, to pursue another opportunity. Mr. Madden’s resignation is effective July 1, 2005. At this time, Mr. Madden’s responsibilities for oversight of Loudeye’s music store business and media industry relationships will be assumed by other Loudeye executives.